Exhibit 5.1

March 11, 2016

Quotient Technology Inc.

400 Logue Avenue

Mountain View, California 94043

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by Quotient Technology Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,279,811 shares of your common stock, par value $0.00001 per share (the “Common Stock”) reserved for issuance pursuant to the 2013 Equity Incentive Plan and 400,000 shares of Common Stock reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati P.C.